UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2011

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AS SEEN ON TV, INC.

(Exact name of registrant as specified in its charter)

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Florida	000-53539	80-149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14044 Icot Blvd., Clearwater, Florida 33760

(Address of principal executive offices) (Zip Code)

727-288-2738

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

As previously reported, on October 28, 2011 (the “Initial Closing Date”), As Seen On TV, Inc., a Florida corporation (the “Company”), entered into and consummated a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors for the private sale (the “Offering”) of 243.1 units (each, a “Unit”) at $50,000 per Unit, each Unit consisting of (i) 62,500 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (ii) warrants to purchase 62,500 shares of Common Stock at an initial exercise price of $1.00 per share (the “Warrants”).  Accordingly, for each $0.80 invested, investors received one share of Common Stock and one Warrant.

On November 18, 2011, the Company sold an additional 6.9 Units under the Securities Purchase Agreement and completed the Offering.  The Company received gross proceeds of $12,500,000 and issued an aggregate of 15,625,000 shares of Common Stock and 15,625,000 Warrants to the investors pursuant to the Securities Purchase Agreement.

The Warrants are exercisable at any time within five years from the Initial Closing Date at an exercise price of $1.00 per share with cashless exercise in the event a registration statement covering the resale of the shares underlying the Warrants is not in effect within six months of the completion of the Offering.  The Warrants also provide for full-ratchet anti-dilution protection in the event that any shares of Common Stock, or securities convertible into Common Stock, are issued at less than the exercise price of the Warrants during any period in which such Warrants are outstanding, subject to certain exceptions as set forth in the Warrants.

If during a period of two years from the completion of the Offering, the Company issues additional shares of Common Stock or other equity or equity-linked securities (the “Additional Shares”) at a purchase, exercise or conversion price less than $0.80 (subject to certain exceptions and such price is subject to adjustment for splits, recapitalizations, reorganizations), then the Company shall issue additional shares of Common Stock to the investors so that the effective purchase price per share paid for the Common Stock included in the Units shall be the same per share purchase, exercise or conversion price of the Additional Shares.

The Company has provided the investors with “piggyback” registration rights with respect to the resale of the Common Stock and the shares of Common Stock issuable upon exercise of the Warrants.

The Company engaged National Securities Corporation, a registered broker dealer, to serve as placement agent (the “Placement Agent”) and the Placement Agent received (a) selling commissions aggregating 10% of the gross proceeds of the Offering, (b) a non-accountable expense allowance of 2% of the gross proceeds of the Offering to defray offering expenses, (c) five-year warrants (“Placement Agent Warrants”) to purchase (i) 1,582,500 shares of Common Stock at an exercise price of $0.80 per share and (ii) 1,582,500 shares of Common Stock at an exercise price equal to $1.00 per share, and (d) 100,000 restricted shares of Common Stock.

The Company received net proceeds of approximately $10,974,700 after payment of commissions and non-accountable expense allowance to the Placement Agent and other offering and related costs in connection with the Offering.  The majority of the net proceeds from the Securities Purchase Agreement shall be used to purchase product inventory, sales initiatives and general working capital.

Following the transactions disclosed under this Form 8-K and previously disclosed under Form 8-K dated October 28, 2011, the Company had issued and outstanding approximately 31,969,878 shares of common stock.

A copy of the Securities Purchase Agreement, Warrant and Placement Agent Warrant is incorporated herein by reference and is filed as an Exhibit to this Form 8-K. The description of the transactions contemplated by each agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Item 3.02

Unregistered Sales of Equity Securities

See Item 1.01 of this Current Report on Form 8-K, which item is incorporated by reference, in connection with the Securities Purchase Agreement and the securities issued in connection therewith.

The securities issued above were issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The securities contain a legend restricting transferability absent registration or applicable exemption. The shareholders received current information about the Company and had the opportunity to ask questions about the Company. All of the shareholders were deemed accredited.

Item 8.01

Other Events.

On November 21, 2011, the Company issued a press release announcing the sale of its securities under the Offering.  A copy of the press release is attached as Exhibit 99.1 and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

2.1	Securities Purchase Agreement dated October 28, 2011
4.1	Form of Warrant
4.2	Form of Placement Agent Warrant
4.3	Form of Common Stock Purchase Warrant
99.1	Press Release dated November 21, 2011*
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*	To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

As Seen On TV, Inc.

By:	/s/ STEVEN ROGAI
Name:	Steven Rogai
Title:	Chief Executive Officer and President

Dated:  November 21, 2011

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